                                                                    EXHIBIT 10.3

                         PROVIDIAN BANCORP CORPORATION
                           MANAGEMENT INCENTIVE PLAN


ARTICLE 1.  HISTORY AND PURPOSE

     1.1 History. This Management Incentive Plan ("Plan") was originally adopted by Providian Corporation, a Delaware corporation ("Parent"). As of March 27, 1997, it was adopted by Providian Bancorp, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Bancorp"), with such amendments as were necessary to reflect the change in the identity of the sponsor of the Plan. The shareholders of Parent approved this Plan, as originally adopted, at the 1995 annual meeting of the shareholders of Parent. On April 2, 1997, Parent, as sole shareholder of Bancorp, approved the Plan as adopted by Bancorp.

     1.2 Purpose. The purpose of this Management Incentive Plan ("Plan") is to advance the interest of Providian Bancorp Corporation, a Delaware corporation ("Company"), and its subsidiaries, by integrating executive compensation with the Company's business planning and measurement process. Incentives under the Plan will consist of opportunities to receive monetary payments.


ARTICLE 2.  DEFINITIONS AND CONSTRUCTION

     2.1 Definitions. As used in the Plan, terms defined parenthetically immediately after their use shall have the respective meanings provided by such definitions, and the terms set forth below shall have the following meanings (in either case, such meanings shall apply equally to both the singular and plural forms of the terms defined):

(a) "Award" shall mean a monetary payment made in accordance with Article 5 upon the achievement of the pre-established performance objectives.

(b)  "Board" shall mean the Board of Directors of the Company.

(c) "Cause" shall mean a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant's willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.

(d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, together with any regulations promulgated thereunder.

(e)  "Committee" shall mean the committee described in Section 3.1.

(f) "Disability" shall mean when a Participant is considered permanently disabled under a disability insurance policy carried by the Company, or, if no such policy is carried by the Company, when a Participant is permanently and totally disabled within the meaning of section 22(e) of the Code.

(g)  "Effective Date" shall mean the date described in Section 6.1.

(h) "Employee" shall mean an individual who is a full-time or part-time employee of the Company or a Subsidiary.

(i) "Incentive Fund" shall mean that pool of monies from which incentive awards may be paid.

(j) "Operating Unit" shall mean any operating entity within the Company designated by the Committee as a Business Unit for purposes of the Plan.

(k) "Participant" shall mean any Employee selected by the Committee to receive an Award under the Plan.

(l) "Subsidiary" shall mean, with respect to the Company, any corporation of which a majority of its voting power, equity securities, or equity interest is owned directly or indirectly by the Company.

     2.2 Gender. Except where otherwise indicated by the context, reference to the masculine gender shall include the feminine gender.

     2.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.


ARTICLE 3.  ADMINISTRATION

     3.1 The Committee. The Plan shall be administered by the Human Resources Committee of the Board, or by any other committee (the "Committee") appointed by the Board all of whom shall be "outside directors" within the meaning of Treasury Regulation Section 1.162-27 (or any successor provision) promulgated under the Code. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

     3.2 Authority of the Committee. Subject to the provisions of the Plan and the requirements under section 162(m) of the Code for qualified performance-based compensation, the Committee shall have full authority to administer the Plan, including without limitation, the authority to:

     (a)  select Participants to whom Awards are granted;
     (b) determine the size, types and frequency of Awards granted under the Plan;
     (c) determine the terms and conditions of Awards, including any restrictions or conditions to the Award, which need not be identical for all Participants;
     (d) accelerate the exercisability of, and accelerate or waive any or all the restrictions and conditions applicable to, any Award, for any reason;
     (e) construe and interpret the Plan and any agreement or instrument entered into under the Plan;
     (f) establish, amend and rescind rules and regulations for the Plan's administration; and

     (g) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan.

The Committee shall have sole discretion to make all other determinations which may be necessary or advisable for the administration of the Plan. To the extent permitted by law, the Committee may delegate its authority as identified hereunder.

     3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan, and all related orders or resolutions of the Board, shall be final, conclusive and binding on all Persons, including the Company, its stockholders, Employees, Participants and their estates and beneficiaries.

     3.4 Bifurcation of Plan. Notwithstanding anything in the Plan to the contrary, the Board or the Committee, in its discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are "covered employees" within the meaning of Section 162(m) of the Code without restricting, limiting or conditioning the Plan with respect to other Participants.


ARTICLE 4.  ELIGIBILITY AND PARTICIPATION

     Persons eligible to receive Awards under this plan shall be those Employees who are key salaried employees of the Company or its Subsidiaries.


ARTICLE 5.  AWARDS

     5.1 Awards. An Award may be made by the Company to a Participant as compensation for services to the Company or a Subsidiary. Payment of an Award will depend on achievement by the Company (and/or an Operating Unit) and the Participant of annual performance objectives established by the Committee. Such performance objectives shall be established annually within 90 days after the commencement of the year to which the performance objective relates. A Participant shall only be eligible for an Award if the Company and the Participant both attain the pre-established performance objectives. The amount of a Participant's Award shall be determined based on the incentive award level established by the Committee for such Participant expressed as a percentage of salary. In no event shall any Award under the Plan exceed $1,200,000. Incentive award levels may be adjusted downward based on the Employee's performance with respect to such Employee's individual performance objectives.

     5.2 Annual Performance Objectives. The performance objectives with respect to annual performance periods shall be based upon the Company's and/or the Operating Unit's earnings, earnings per share, revenue, expenses, margin or return on equity and shall be calculated in accordance with the formula established for such annual performance period. The Committee shall certify in writing before an Award is paid with respect to an annual performance period that the performance objectives for such period have been satisfied.

     5.3 Incentive Fund. Awards are to be paid from an Incentive Fund established for the Company or an Operating Unit. The amount of the Incentive Fund shall be determined based on the salaries of the Company and/or Operating Unit Participants and the performance of the Company and/or Operating Unit.

     5.4 Payment of Awards. A Participant whose employment with the Company ceases prior to distribution of Awards for the annual performance period for any reason other than death, Retirement or Disability shall not be eligible for any Award for such period. A Participant whose active employment with the Company ceases prior to end of the annual performance period as a result of death, Retirement or Disability, shall be eligible for a prorated amount of an Award based upon length of active employment during the annual performance period and the attainment of the performance objectives for such period. A Participant who transfers employment from the Company to a Subsidiary, from a Subsidiary to the Company, among Subsidiaries, or from one position to another within the Company or within one Subsidiary prior to the end of the annual performance period may be eligible for an Award if the Committee determines such is appropriate and that the performance objectives for such period have been satisfied. When a Participant commences employment or becomes a Participant subsequent to the commencement of the annual performance period, that Participant shall be eligible for a prorated amount of an incentive award based upon the length of employment during the performance Period and subject to the provisions of the Plan. The individual performance objectives applicable with respect to a Participant (1) whose active employment terminates due to death, Disability or Retirement during the annual performance period, (2) who transfers positions within the Company or a Subsidiary or between or among the Company and its Subsidiaries during such period, or (3) who commences employment or becomes a Participant subsequent to the commencement of such period shall be determined by the Committee subject to the same rules and limitations applicable to the establishment of all performance objectives under the Plan. Awards shall be paid or credited as soon as practicable following the end of the annual performance period.

     5.5 Designation of Beneficiary. Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom the right to receive payments is to be paid in case of the Participant's death before receiving any or all such payments. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company and shall be effective only when filed by the Participant in writing with the Committee during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.


ARTICLE 6. EFFECTIVE DATE, AMENDMENT, MODIFICATION AND TERMINATION

     6.1 Effective Date. The Plan shall become effective as of [INSERT DATE OF SPINOFF].

     6.2 Termination Date. The Plan shall terminate on the earliest to occur of (a) the tenth (10th) anniversary of the Effective Date, or (b) such other date as the Board may determine in accordance with Section 6.3.

     6.3 Amendment, Modification and Termination. The Board may, at any time, amend, modify or terminate the Plan. However, to the extent required under Code section 162(m) for qualified performance-based compensation, no such amendment, modification or termination shall be made without the approval of stockholders of the Company. The Committee may amend the terms of any Award, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without such Participant's consent.


ARTICLE 7.  NO GRANTING OF EMPLOYMENT RIGHTS

     Neither the Plan, nor any action taken under the Plan, shall be construed as giving any Employee the right to become a Participant, nor shall an Award under the Plan be construed as giving a Participant any right with respect to continuance of employment by the Company or a Subsidiary. The Company expressly reserves the right to terminate, whether by dismissal, discharge or otherwise, a Participant's employment at any time, with or without Cause, except as may otherwise be provided by any written agreement between the Company or a Subsidiary and the Participant. This Plan is not intended to alter, amend or modify the terms of any written employment agreement between the Company and any Participant. In the event of a conflict between the terms of this Plan and such agreement, the rights of the Participant shall be determined in accordance with the terms of the employment agreement.


ARTICLE 8.  WITHHOLDING

     A Participant shall remit to the Company an amount sufficient to satisfy Federal and state taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any payment made under or as a result of the Plan.


ARTICLE 9.  INDEMNIFICATION

     No member of the Board or the Committee, nor any officer or Employee acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board, the Committee and each and any officer or Employee of the Company acting on their behalf shall, to the extent permitted by law, the Company's charter, bylaws or other agreements be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.


ARTICLE 10.  SUCCESSORS

     All obligations of the Company with respect to Awards granted under the Plan shall be binding on any successor to the Company, whether the existence of such successor is a result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 11.  GOVERNING LAW

     To the extent not preempted by Federal law, the Plan, and all agreements under the Plan, shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.

                                      -6-